EXHIBIT 4

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of October 31, 2006 by and among PACCAR FINANCIAL CORP., a corporation duly organized and existing under the laws of State of Washington and having its principal office at 777 106th Avenue N.E., Bellevue, Washington 98004 (the “Company”), WILMINGTON TRUST COMPANY, a Delaware banking corporation having its principal corporate trust office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890 (“Successor Trustee”) and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America having its principal corporate trust office at 388 Greenwich Street, 14th Floor, New York, New York  10013 (“Resigning Trustee”).

RECITALS:

WHEREAS, there are currently $2,300,000,000 aggregate principal amount of the Company’s Senior Debt Securities (the “Securities”) Outstanding under a Trust Indenture dated as of December 1, 1983, and First Supplemental Indenture dated as of June 19, 1989 by and between the Company and the Resigning Trustee (the “Indenture”);

WHEREAS, the Company appointed the Resigning Trustee as the Trustee, Registrar and Paying Agent under the Indenture.

WHEREAS, Section 610(b) of the Indenture provides that the Trustee may at any time resign with respect to the Securities of one or more series by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 610(f) of the Indenture provides that, if the Trustee shall resign, the Company, by a Board Resolution, shall promptly appoint a successor Trustee;

WHEREAS, Section 611(a) of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor trustee;

WHEREAS, the Company desires to appoint Successor Trustee as Trustee to succeed Resigning Trustee in such capacity under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, under the Indenture;

NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

THE RESIGNING TRUSTEE

Pursuant to Section 610(b) of the Indenture, Resigning Trustee hereby notifies the Company that Resigning Trustee is hereby resigning as Trustee under the Indenture, but will retain the roles of Registrar and Paying Agent.

Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)           No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(b)           There is no action, suit or proceeding pending or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(c)           As of the effective date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(d)           Pursuant to Section 303 of the Indenture, Resigning Trustee has duly authenticated and delivered, $2,300,000,000 aggregate principal amount of Securities which are outstanding as of the effective date hereof.

(e)           The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(f)            Each person who so authenticated the Securities was duly elected, qualified and acting as an officer of Resigning Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person’s genuine signature.

(g)           This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)           To the best knowledge of responsible officers of the Resigning Trustee’s corporate trust department, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 501 of the Indenture.

Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture.  Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee.

Resigning Trustee shall deliver to Successor Trustee, as of or immediately after the effective date hereof, all of the documents listed on Exhibit A hereto.

THE COMPANY

The Company hereby accepts the resignation of Resigning Trustee as Trustee under the Indenture.

The Company hereby certifies that Exhibit B annexed hereto is a copy of the Board Resolution which was duly adopted by the Board of Directors of the Company, which is in full force and effect on the date hereof, and which authorizes certain officers of the Company to:  (a) accept Resigning Trustee’s resignation as Trustee under the Indenture; (b) appoint Successor Trustee as Trustee under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee under the Indenture.

The Company hereby appoints Successor Trustee as Trustee under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Resigning Trustee under the Indenture with like effect as if originally named as Trustee in the Indenture.

Promptly after the effective date of this Agreement, the Company shall cause a notice, substantially in the form of Exhibit C annexed hereto, to be sent to each Holder of the Securities in accordance with the provisions of Section 610(g) of the Indenture.

The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)                                  The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Washington

(b)                                 The Indenture was validly and lawfully executed and delivered by the Company and the Securities were validly issued by the Company.

(c)                                  The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)                                 No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 501 of the Indenture.

(e)                                  No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)                                    There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture.

(g)                                 This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)                                 All conditions precedent relating to the appointment of Wilmington Trust Company as successor Trustee under the Indenture have been complied with by the Company.

THE SUCCESSOR TRUSTEE

Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

Successor Trustee is not disqualified under the provisions of Section 608 and is eligible under the provisions of Section 609 of the Indenture to act as Trustee under the Indenture.

This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

Successor Trustee hereby accepts its appointment as successor Trustee under the Indenture and accepts the rights, powers, duties and obligations of Resigning Trustee as Trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indenture.

References in the Indenture to “Principal Office” or other similar terms shall be deemed to refer to the principal corporate trust office of Successor Trustee, which is presently located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

MISCELLANEOUS

Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on October 31, 2006.

Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee in its capacity as Trustee under Section 607 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee in accordance with the provisions of the Indenture.  Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 607 of the Indenture.  The Company acknowledges its obligation set forth in Section 607 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability and expense incurred without negligence or bad faith on the part of the Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed and acknowledged counterpart of this Agreement and the effectiveness thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.

PACCAR FINANCIAL CORP.

By:	/s/ T. M. Henebry
Name: T. M. Henebry
Title: President

CITIBANK, N.A.
as Resigning Trustee

By:	/s/ Nancy Forte
Name: Nancy Forte
Title: Assistant Vice President

WILMINGTON TRUST COMPANY, as
Successor Trustee

By:	/s/ Eric C. Fischer
Name: Eric C. Fischer
Title: Vice President

EXHIBIT A

Documents to be delivered to Successor Trustee

Executed copy of Indenture dated as of December 1, 1983, and First Supplemental Indenture dated as of June 19, 1989.

Conformed copy of Indenture and First Supplemental Indenture.

File of closing documents from initial issuance.

Copies of the most recent of each of the SEC reports delivered by the Company pursuant to Section 704 of the Indenture.

A copy of the most recent compliance certificate delivered pursuant to Section of the Indenture.

Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s annual report to holders delivered pursuant to Section 703 of the Indenture.

List of any documents which, to the knowledge of Resigning Trustee, are required to be furnished but have not been furnished to Resigning Trustee, or if none, a statement from the Resigning Trustee to that effect.

EXHIBIT B

PACCAR Financial Corp

Secretary’s Certificate

I, Bruce N. Holliday, certify that I am the Assistant Secretary of PACCAR Financial Corp., a Washington corporation (the “Company”), and that, as such, I am authorized to execute this certificate on behalf of the Company and do hereby further certify that the following is a true and correct copy of certain resolutions duly adopted by the Board of Directors of said Corporation as of November 3, 2006 and that said resolutions have not been amended, modified or rescinded:

RESOLVED, that the Corporation appoint Wilmington Trust Company (“Successor Trustee”) as successor Trustee under the Indenture dated as of December 1, 1983 by and between the Corporation and Citibank, N.A. (the “Resigning Trustee”), as Trustee (the “Indenture”), pursuant to which there are currently outstanding $2,300,000,000 aggregate principal amount of the Corporation’s Senior Debt Securities and that the Corporation accepts the resignation of Resigning Trustee as Trustee under the Indenture, such resignation to be effective upon the execution, delivery and effectiveness of an instrument or instruments pursuant to which a Successor Trustee accepts appointment as successor Trustee under the Indenture.  Citibank, N.A. shall continue as the Paying Agent and Registrar for the Corporation’s Senior Debt Securities issued and to be issued under the Indenture; and it is further

RESOLVED, that the Chairman of the Board, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Corporation, or any other person authorized in writing by the Chairman, be and each of them hereby is authorized, empowered and directed to execute and deliver in the name and on behalf of the Corporation an instrument or instruments appointing Successor Trustee as the successor Trustee and accepting the resignation of Resigning Trustee; and it is further

RESOLVED, that the proper officers of the Corporation are hereby authorized, empowered and directed to do or cause to be done all such acts or things, and to execute and deliver, or cause to be executed or delivered, any and all such other agreements, amendments, instruments, certificates, documents or papers (including, without limitation, any and all notices and certificates required or permitted to be given or made on behalf of the Corporation to Successor Trustee or to Resigning Trustee), under the terms of any of the executed instruments in connection with the resignation of Resigning Trustee, and the appointment of Successor Trustee, in the name and on behalf of the Corporation as any of such officers, in his/her discretion, may deem necessary or advisable to effectuate or carry out the purposes and intent of the foregoing resolutions; and to perform any of the Corporation’s obligations under the instruments and agreements executed on behalf of the Corporation in connection with the resignation of Resigning Trustee and the appointment of Successor Trustee.

IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Company this 3rd day of November, 2006.

/s/ Bruce N. Holliday
Bruce N. Holliday
Assistant Secretary

EXHIBIT C

To the Holders of:

PACCAR FINANCIAL CORPORATION
                Medium Term Notes, Series K
                Cusip Numbers:

69371RWR3
69371RWS1
69371RWT9
69371RWU6
69371RWV4
69371RWW2
69371RWZ5
69371RXA9
69371RZB5
69371RZC3
69371RZD1
69371RZE9
69371RZH2
69371RZJ8

NOTICE IS HEREBY GIVEN, pursuant to Section 610(g) of the Indenture (the “Indenture”) dated as of December 1, 1983 by and between Paccar Financial Corp. (the “Company”) and Citibank, N.A., as Trustee, that Citibank, N.A. has resigned as Trustee under the Indenture, but will retain the roles of Registrar and Paying Agent.

Pursuant to Sections 611(a) and 611(b) respectively, of the Indenture, Wilmington Trust Company, a corporation duly organized and existing under the laws of the State of Delaware, has accepted appointment as Trustee under the Indenture.  The address of the corporate trust office of Wilmington Trust Company is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890

Citibank’s resignation as Trustee and Wilmington Trust Company’s appointment as successor Trustee were effective as of the opening of business on October 31, 2006.

CITIBANK, N.A.

As Trustee

October 31, 2006